Exhibit 8.2

April 28, 2017

Board of Directors

Eagle Financial Bancorp, Inc.

Eagle Savings Bank

6415 Bridgetown Road

Cincinnati, Ohio 45248

Ladies and Gentlemen:

You have requested our opinion regarding the material Ohio income tax consequences of the proposed conversion (the “Conversion”) of Eagle Savings Bank (the “Bank”) from an Ohio chartered mutual savings and loan association to an Ohio chartered stock savings and loan association (the “Stock Bank”), pursuant to the Plan of Conversion adopted by the Board of Directors of Eagle Savings Bank (the “Plan”), and the integrated transactions described in the Federal Tax Opinion (Federal Opinion) prepared by Luse Gorman, PC. In the Conversion, all of the Bank’s to-be-issued stock will be acquired by Eagle Financial Bancorp, Inc., a newly organized Maryland corporation (the “Holding Company”). All capitalized terms used but not defined herein shall have the same meaning as set forth in the Plan.

Our opinion is limited solely to the Ohio state income tax consequences of the Conversion and will not apply to any other taxes, jurisdictions, transactions or issues.

In rendering the opinion set forth below, we have relied upon the Federal Opinion of Luse Gorman, PC related to the federal tax consequences of the Plan, without undertaking to verify the federal tax consequences by independent investigation. Our opinion is subject to the truth and accuracy of certain representations made by you to us and Luse Gorman, PC and the consummation of the proposed conversion in accordance with the terms of the Plan.

Should it be determined the facts and federal income tax consequences are not as outlined in the Federal Opinion, the Ohio income tax consequences and our Ohio Income Tax Opinion may differ from what is contained herein.

In issuing the opinion set forth below, we have referred solely to the existing provisions of the Ohio Revised Code (Ohio Rev. Code Ann.) and regulations thereunder, and administrative rulings, notices and procedures and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinion set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof. This opinion is being furnished only for you and your respective shareholders who purchase shares in the offering in connection with the Conversion, and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

Board of Directors

Eagle Financial Bancorp, Inc.

Eagle Savings Bank

April 28, 2017

In rendering our opinion, we have assumed that the persons and entities identified in the Plan will at all times comply with the requirements of Internal Revenue Code Section 351, the other applicable state and federal laws and the representations of the Bank. In addition, we have assumed that the activities of the persons and entities identified in the Plan will be conducted strictly in accordance with the Plan. Any variations may affect our opinion.

In issuing our opinion, we have assumed the Plan has been duly and validly authorized and has been approved and adopted by the board of directors of the Bank at a meeting duly called and held, the Bank will comply with the terms and conditions of the Plan, and the various representations and warranties provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing.

We opine only as to the matters we expressly set forth, and no opinions should be inferred as to any other matters or as to the tax treatment of the transactions that we do not specifically address. We express no opinion as to the laws and regulations of any jurisdictions other than Ohio, or as to factual or legal matters other than as set forth herein.

Discussion Related to Ohio Tax Consequences

For purposes of the tax imposed on financial institutions, Ohio tax law does not specifically adopt any tax-free reorganization or tax-free capital contribution provisions of the Internal Revenue Code of 1986, as amended (the “Code”). However, net income is not a factor in determining the tax imposed on financial institutions. Financial institutions are subject to the financial institutions tax for each calendar year the financial institution conducts business on the first day of January of that calendar year. The financial institutions tax is levied on total Ohio equity capital, which is defined as the product of the total equity capital of a financial institution as of the end of a taxable year multiplied by the Ohio apportionment ratio calculated under Ohio Rev. Code Ann. § 5726.05. [Ohio Rev. Code Ann. §5726.04].

Ohio also subjects certain persons to the Commercial Activity Tax (CAT) The CAT is not a tax on net income, but rather a tax on taxable gross receipts derived from business conducted in Ohio. Financial institutions that file and pay the financial institutions tax for one or more taxable years that include the entire CAT period are exempt from the Ohio CAT. [Ohio Rev. Code Ann. §5751.01(E)(3)]. Eagle Savings Bank has been paying the required financial institutions tax.

Ohio follows the Code and all its definitions for determining taxable income and definitions. [Ohio Rev. Code Ann. §5701.11]. In addition, as it relates to individual taxpayers, Ohio imposes a tax on “adjusted gross income”, which is equal to taxable income as defined by Section 62 of the Code, with certain modifications. The Federal Opinion, which states no income or loss is recognized for federal income tax purposes by any of the parties participating in the Conversion, provides the basis upon which we conclude the aforementioned Ohio statutes and regulations hold that such conversion results in no gain or loss for Ohio income tax purposes. [Ohio Rev. Code Ann. §5747].

Board of Directors

Eagle Financial Bancorp, Inc.

Eagle Savings Bank

April 28, 2017

Opinion

Based upon the facts and representation stated in the Federal Opinion and the existing law, it is the opinion of BKD, LLP regarding the Ohio income tax consequences of the Conversion:

1.	The Conversion of the Bank from an Ohio chartered mutual savings and loan association to an Ohio chartered stock savings and loan association will constitute a reorganization within the meaning of Code §368(a)(1)(F), and no gain or loss will be recognized to either the Bank or to Stock Bank as a result of such Conversion. Ohio follows the Code and all its definitions for determining taxable income and definitions. [Ohio Rev. Code Ann. §5701.11]. Ohio does not impose a tax on corporate net income of financial institutions. [Ohio Rev. Code Ann. §5726].

2.	No gain or loss will be recognized by Stock Bank on the receipt of money from Holding Company in exchange for its shares or by Holding Company upon the receipt of money from the sale of the Common Stock. [Code §1032(a)]. Ohio follows the Code and all its definitions for determining taxable income and definitions. [Ohio Rev. Code Ann. §5701.11]. Ohio does not impose a tax on corporate net income of financial institutions. [Ohio Rev. Code Ann. §5726].

3.	The assets of the Bank will have the same basis in the hands of Stock Bank as they had in the hands of the Bank immediately prior to the Conversion. [Code §362(b)]. Ohio follows the Code and all its definitions for determining taxable income and definitions. [Ohio Rev. Code Ann. §5701.11]. Ohio does not impose a tax on corporate net income of financial institutions. [Ohio Rev. Code Ann.§5726].

4.	The holding period of the Bank’s assets to be received by Stock Bank will include the period during which the assets were held by the Bank prior to the Conversion. [Code §1223(2)]. Ohio follows the Code and all its definitions for determining taxable income and definitions. [Ohio Rev. Code Ann. §5701.11]. Ohio does not impose a tax on corporate net income of financial institutions. [Ohio Rev. Code Ann. §5726].

5.	No gain or loss will be recognized by the account holders of the Bank upon the issuance to them of withdrawable deposit accounts in Stock Bank in the same dollar amount and under the same terms as their deposit accounts in the Bank and no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon receipt by them of an interest in the Liquidation Account of Stock Bank, in exchange for their ownership interests in the Bank. [Code §354(a)]. Ohio follows the Code and all its definitions for determining taxable income and definitions. [Ohio Rev. Code Ann. §5701.11]. In the case of all individuals, adjusted gross income is equal to taxable income as defined by Section 62 of the Code, with certain modifications. [Ohio Rev. Code Ann. §5747].

Board of Directors

Eagle Financial Bancorp, Inc.

Eagle Savings Bank

April 28, 2017

6.	The basis of the account holders’ deposit accounts in the Stock Bank will be the same as the basis of their deposit accounts in the Bank surrendered in exchange therefor. [Code §358(a)]. The basis of each Eligible Account Holder’s, Supplemental Eligible Account Holder’s and Other Member’s interests in the Liquidation Account of the Stock Bank will be zero, that being the cost of such property. Ohio follows the Code and all its definitions for determining taxable income and definitions. [Ohio Rev. Code Ann. §5701.11]. Ohio does not impose a tax on corporate net income of financial institutions. [Ohio Rev. Code Ann. §5726]. Also, in the case of all individuals, adjusted gross income is equal to taxable income as defined by Section 62 of the Code, with certain modifications. [Ohio Rev. Code Ann. §5747].

7.	It is more likely than not that the fair market value of the nontransferable subscription rights to purchase the Common Stock will be zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon the distribution to them of the nontransferable subscription rights to purchase the Common Stock. No taxable income will be realized by the Eligible Account Holders, Supplemental Eligible Account Holders or Other Members as a result of the exercise of the nontransferable subscription rights. [Rev. Rul. 56-572, 1956-2 C.B. 182]. Ohio follows the Code and all its definitions for determining taxable income and definitions. [Ohio Rev. Code Ann. §5701.11]. Ohio does not impose a tax on corporate net income of financial institutions. [Ohio Rev. Code Ann. §5726]. Also, in the case of all individuals, adjusted gross income is equal to taxable income as defined by Section 62 of the Code, with certain modifications. [Ohio Rev. Code Ann. §5747].

8.	It is more likely than not that the basis of the Common Stock to its stockholders will be the purchase price thereof. [Code §1012]. The stockholder’s holding period will commence upon the exercise of the subscription rights. [Code §1223(5)]. Ohio follows the Code and all its definitions for determining taxable income and definitions. [Ohio Rev. Code Ann. §5701.11]. Ohio does not impose a tax on corporate net income of financial institutions. [Ohio Rev. Code Ann. §5726]. Also, in the case of all individuals, adjusted gross income is equal to taxable income as defined by Section 62 of the Code, with certain modifications. [Ohio Rev. Code Ann. §5747].

9.	For purposes of Section 381 of the Code, the Stock Bank will be treated as if there had been no reorganization. Accordingly, the taxable year of the Bank will not end on the effective date of the Conversion merely because of the transfer of assets of the Bank to the Stock Bank, and the tax attributes of the Bank will be taken into account by the Stock Bank as if there had been no reorganization. [Treas. Reg. Section 1.381(b)-(1)(a)(2)]. Ohio follows the Code and all its definitions for determining taxable income and definitions. [Ohio Rev. Code Ann. §5701.11]. Ohio does not impose a tax on corporate net income of financial institutions. [Ohio Rev. Code Ann. §5726].

Board of Directors

Eagle Financial Bancorp, Inc.

Eagle Savings Bank

April 28, 2017

10.	The part of the taxable year of the Bank before the reorganization and the part of the taxable year of Stock Bank after the reorganization will constitute a single taxable year of Stock Bank. [See Rev. Rul. 57-276, 1957-1 C.B. 126]. Consequently, the Bank will not be required to file a federal income tax return for any portion of such taxable year solely by reason of the Conversion. [Treas. Reg. Section 1.381(b)-1(a)(2)]. Ohio follows the Code and all its definitions for determining taxable income and definitions. [Ohio Rev. Code Ann. §5701.11]. Ohio does not impose a tax on corporate net income of financial institutions. [Ohio Rev. Code Ann. §5726].

11.	The tax attributes of the Bank enumerated in Code Section 381(c) will be taken into account by Stock Bank. [Treas. Reg. Section 1.381(b)-1(a)(2)]. Ohio follows the Code and all its definitions for determining taxable income and definitions. [Ohio Rev. Code Ann. §5701.11]. Ohio does not impose a tax on corporate net income of financial institutions. [Ohio Rev. Code Ann. §5726].

If any of the facts contained in this opinion letter change, it is imperative we be notified in order to determine the effect on the Ohio income tax consequences, if any.

Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 (the “Registration Statement”) of the Holding Company filed with the Securities and Exchange Commission with respect to the Conversion, and as an exhibit to the Form AC, Application for Approval of Conversion as filed with the Federal Deposit Insurance Corporation and the Ohio Division of Financial Institutions, and Application H-(e)1 as filed with the Board of Governors of the Federal Reserve System (the “Filings”) with respect to the Conversion, as applicable. We also hereby consent to the references to this firm in the prospectus, which is a part of the Registration Statement and the Filings.

/s/ BKD, LLP

BKD, LLP